Exhibit 4.36

DATED Third August 1998

ASATSU INC.	(1)

WPP INTERNATIONAL HOLDING B.V.	(2)
(currently named Hanover Square Holding BV)

WPP GROUP PLC	(3)

STOCK PURCHASE AGREEMENT

CONTENTS

Clause	Heading	Page

1	DEFINITIONS	2

2	CONDITIONS PRECEDENT	5

3	ISSUE OF THE NEW ASATSU SHARES	6

4	ISSUE OF THE NEW WPP SHARES	6

5	COMPLETION	7

6	ASATSU SHARES	8

7	WPP SHARES	10

8	TERMINATION OF THE CO-OPERATION AND ALLIANCE AGREEMENT AND NON-COMPLETION OF THE HEADS OF AGREEMENT	11

9	WARRANTIES	12

10	DIRECTORS	13

11	GUARANTEE BY WPP	14

12	ANNOUNCEMENTS AND CONFIDENTIALITY	14

13	ENTIRE AGREEMENT	15

14	GENERAL	15

15	LAW AND JURISDICTION	16

Schedule

SCHEDULE 1 ASATSU INC.		17

SCHEDULE 2 WPP INTERNATIONAL HOLDING BV (currently named Hanover Square Holding BV)		18

SCHEDULE 3 WPP GROUP PLC		19

SCHEDULE 4 DEED OF ADHERENCE		20

SCHEDULE 5 NOTICE DETAILS SCHEDULE		21

SCHEDULE 6 PROMISSORY NOTE		22

SCHEDULE 7 UNDERTAKING WITH DAIWA		24

SCHEDULE 8 SECURITIES TRUST AGREEMENT		27

SCHEDULE 9 BANK FORMS RELATING TO THE PLEDGE		33

Exhibit	Heading	Page
EXHIBIT 1 PROVISIONS ENSURING MAINTENANCE OF MPH		36

EXHIBIT 2 MEANS BY WHICH WPP WILL DISPOSE OF ASATSU SHARES		38

DATE OF AGREEMENT Third August 1998

PARTIES

(1)	ASATSU INC. (a company organised and existing under the laws of Japan) whose registered office is at 16-12, Ginza 7-chome, Chuo-ku, Tokyo 104-8172, Japan (“Asatsu”).

(2)	WPP INTERNATIONAL HOLDING B.V., currently named “Hanover Square Holding BV” (a company organised and existing under the laws of the Netherlands) whose registered office is at Prins Alexanderplein 8, 3067 GC Rotterdam, The Netherlands (“WIH”)

(3)	WPP GROUP PLC (a company organised and existing under the laws of England and Wales) whose principal place of business is at 27 Farm Street, London W1X 6RD (“WPP”).

INTRODUCTION

(A)	Asatsu and WPP, in order to facilitate the development of a co-operative relationship between themselves, each desire both to acquire a portion of the other’s equity and to have a portion of their own equity acquired by the other.

(B)	Asatsu is incorporated in accordance with the laws of Japan. The total number of issued and outstanding shares in Asatsu as at the date hereof Is 33,674,300.

(C)	On the terms and conditions set out below Asatsu has agreed to issue and allot to WIH, and WIH has agreed to subscribe and pay for ordinary shares that will, when issued and following the merger of Asatsu with DIK (as hereinafter defined) be equivalent to the minimum number of full trading units on the Tokyo Stock Exchange in the ordinary shares of Asatsu that represent not less than 20% of the total issued share capital of Asatsu and comprising 10,331,100 shares. It being recognised by the Parties that based on the issued share capital of Asatsu at the date hereof this represents 23.5% of that share capital. It is also recognised by the Parties that following the merger of Asatsu with DIK, WPP will hold that number of full trading units on the Tokyo Stock Exchange in the ordinary shares of Asatsu that represent not less than 20% of the Issued share capital of Asatsu.

(D)	Asatsu has agreed to subscribe for and WPP has agreed to issue and allot to Asatsu ordinary shares in WPP on the terms and conditions set out below.

(E)	Asatsu and WPP have also agreed to enter into the Co-operation and Alliance Agreement, the Shareholders’ Agreement, and the Heads of Agreement (as defined below) and the Parties have agreed that the relationship between them shall be conducted, inter alia, in accordance with the terms and conditions of this Agreement, the Co-operation and Alliance Agreement, the Shareholders’ Agreement and the Heads of Agreement.

(F)	More particular details of the Parties are set out at Schedules 1,2 and 3 respectively.

1	DEFINITIONS

1.1	In this Agreement unless the context otherwise requires the following expressions have the following meanings:

1.1.1	“in the Agreed Form” means in a form agreed and initialled by or on behalf of Parties to the Agreement for the purposes of identification.

1.1.2	“Asatsu Accounts” means the audited consolidated profit and loss accounts of Asatsu for the year ended 31 December 1997 and the balance sheet of Asatsu prepared as at that date in accordance with Japanese Generally Accepted Accounting Principles and the management accounts (comprising a profit and loss account and a balance sheet for the period from 1 January 1998 to 30 June 1998 prepared on a non-consolidated basis).

1.1.3	“Asatsu Board Resolution” means the resolution of the Board of Directors of Asatsu pursuant to which that Board will authorise the issue and allotment of the New Asatsu Shares.

1.1.4	“Asatsu Group” means Asatsu and any or all subsidiary or associated companies for the time being of Asatsu.

1.1.5	“Asatsu Shares” means any ordinary shares of ¥50 each in the share capital of Asatsu.

1.1.6	“Asatsu Subscription Price” means the Average Asatsu Share Price multiplied by 10,331,100.

1.1.7	“Average Asatsu Share Price” means the average of the closing price on the Tokyo Stock Exchange (which is rounded upwards to an integrated yen) for an Asatsu Share in the case of the Asatsu Subscription Price for a period of 30 continuous business days in Japan (omitting days when there is no closing price) ending on the business day in Japan immediately prior to the date of the Asatsu Board Resolution as certified by The Daiwa Securities Co. Ltd. (or such other broker for the time being of Asatsu).

1.1.8	“Average WPP Share Price” means the average of the closing price on the London Stock Exchange (ascertained by reference to the London Stock Exchange Daily Official List) for a WPP Share for the same number of continuous business days in the United Kingdom (omitting days when there is no closing price) ending on the calendar day in the United Kingdom which corresponds to the business day in Japan immediately prior to the date of the Asatsu Board Resolution and which will be certified by Panmure Gordon & Co. Limited (or such other broker for the time being of WPP).

1.1.9	“Business Day” means a day (excluding Saturday and Sunday) on which clearing banks are generally open for business in both the City of London and Tokyo.

1.1.10	Co-operation and Alliance Agreement means the agreement between WPP and Asatsu in the Agreed Form.

1.1.11	“Completion” means completion of this Agreement in accordance with clause 5.

1.1.12	“Conditions” means the conditions precedent to this Agreement set out in clause 2.

1.1.13	“Deed of Adherence” means a deed of adherence in the form attached as Schedule 4 with the effect that any person executing such deed assumes the benefit and burden of this Agreement as if originally a Party hereto.

1.1.14	“DIK” means Daiichi Kikaku Co., Ltd.

1.1.15	“Heads of Agreement” means the heads of agreement in the Agreed Form pursuant to which Asatsu and WPP agree the basis upon which Asatsu will indirectly acquire 10% of the issued share capitals of Ogilvy & Mather Japan KK and J Walter Thompson Japan Limited by means of the acquisition by Asatsu of 10% of the issued share capital of WPP Japan Holding BV (at the date of this Agreement called Festival Square Holding BV) being a member of the WPP Group and a company organised and existing under the laws of the Netherlands for the sole purpose of owning and which will on Completion own, the entire issued share capitals of Ogilvy & Mather Japan KK and J Walter Thompson Japan Limited.

1.1.16	“Listing Rules” means the rules made by the London Stock Exchange pursuant to section 142 of the Financial Services Act 1986 as amended from time to time.

1.1.17	“London Stock Exchange” means The London Stock Exchange Limited.

1.1.18	“Major International Communications Group” means either:

1.1.18.1	a company or corporation having offices outside its country of incorporation which either on its own or together with

1.1.18.1.1	directly or indirectly owned subsidiary companies or corporations; end/or

1.1.18.1.2	companies or corporations who directly or indirectly own more than 30% of the company or corporation; and/or

1.1.18.1.3	all other subsidiaries of any such companies or corporations; or

1.1.18.2	any of any such subsidiaries or companies or corporations; or

1.1.18.3	as the context may require, any such group of companies or corporations having annual billings in respect of business in the communications (including media, design and public relations activities) and advertising industries in excess of US$ 1 billion (which figure, for the purpose of this definition, shall be increased annually from the date hereof by 5% of the figure applicable before such increase).

1.1.19	“Maximum Permitted Holding” means the minimum number of full trading units on the Tokyo Stock Exchange in the ordinary shares of Asatsu that represent following the merger of Asatsu with DIK not less than 20% of the issued shares of Asatsu at any relevant time. Prior to and subject to the completion of this merger, the shares held by WPP in Asatsu in excess of 20% shall be held in accordance with and shall be subject to the provisions of clause 6.9.

1.1.20	“New Asatsu Shares” means 10,331,100 Asatsu Shares to be issued and allotted on Completion to WIH at the Average Asatsu Share Price per New Asatsu Share pursuant to clause 3. If any additional Asatsu Shares are acquired by members of the WPP Group pursuant to clause 6.3, then such shares will also be deemed New Asatsu Shares.

1.1.21	“New WPP Shares” means the New WPP Shares to be issued and allotted to Asatsu in accordance with clause 4.1 at the Average WPP Share Price per New WPP Share. If any additional WPP Shares are acquired by members of the Asatsu Group pursuant to clause 7.3, then such shares will also be deemed New WPP Shares.

1.1.22	“Parties” means the Parties to this Agreement.

1.1.23	“Promissory Note” means the Promissory Note in the Agreed Form set out in Schedule 6 hereto to be issued by Asatsu in consideration of the issue and allotment to it of the New WPP Shares on Completion.

1.1.24	“Shareholders’ Agreement” means the agreement in the Agreed Form pursuant to which certain shareholders of Asatsu and WPP agree to regulate their conduct in relation to the Asatsu Shares respectively.

1.1.25	“Warranties” means those warranties set out in clause 9.

1.1.26	“WPP Accounts” means the Annual Report and Consolidated Accounts of WPP for the year ended 31 December 1997 including audited consolidated profit and loss accounts of WPP for the year ended 31 December 1997 and the balance sheet of WPP prepared as at that date in accordance with English Generally Accepted Accounting Principles and the management accounts (comprising a profit and loss account and a balance sheet for the period from 1 January 1998 to 31 May 1998).

1.1.27	“WPP” or “WPP Group” means WPP Group plc and any or all subsidiary or associated companies for the time being of WPP Group plc. including WIH.

1.1.28	“WPP Subscription Price” means the sterling amount equal to the Asatsu Subscription Price calculated at the then prevailing TTS ¥/£ rate of exchange quoted at 10.00 am by Bank of Tokyo-Mitsubishi on the Tokyo foreign exchange market on the date of issue of the Promissory Note.

1.1.29	“WPP Shares” means any ordinary shares of 10 pence each in the share capital of WPP.

1.1.30	¥ means the Japanese Yen unit of currency.

1.1.31	£ means the Pound Sterling unit of currency.

1.2	References to clauses and schedules are unless otherwise stated references to clauses in and schedules to this Agreement.

1.3	The headings to the clauses are for convenience only and have no legal effect.

1.4	Words importing the singular include the plural and vice versa.

1.5	Words importing the masculine include the feminine and vice versa.

2	CONDITIONS PRECEDENT

2.1	Completion of this Agreement shall be conditional upon the following conditions precedent:

2.1.1	the London Stock Exchange agreeing to admit the New WPP Shares to be allotted on Completion to the Official List (subject to allotment) and the Tokyo Stock Exchange agreeing to admit the New Asatsu Shares to be allotted on Completion to the First Section of the Tokyo Stock Exchange (subject to allotment);

2.1.2	all necessary resolutions of the Board of Directors of the parties shall have been adopted approving the allotment and issue on Completion of the New Asatsu Shares and the New WPP Shares (as the case may be) in accordance with the provisions of this Agreement;

2.1.3	all necessary consents or approvals being obtained in respect of this Agreement and the issue, allotment and subscription of the New Asatsu Shares and the New WPP Shares to be allotted on Completion contemplated by this Agreement pursuant to any relevant regulatory authority in Japan, the United Kingdom or elsewhere including any necessary approvals by the members of Asatsu or the WPP Group respectively (including, but not limited to, a resolution of the shareholders of WPP foregoing any pre-emptive rights that they may have in connection with the issue of the New WPP Shares);

2.1.4	all of the Warranties being true and accurate as at Completion so that if they are not the Party receiving the benefit of the relevant Warranty may either rescind this Agreement without penalty or proceed to Completion without prejudice to its rights in respect of such breach of Warranty;

2.1.5	so far as permitted by law or the regulations of any competent authority having jurisdiction over any Party the completion, to the reasonable satisfaction of Asatsu and WPP, of due diligence of the assets and liabilities and financial state of affairs of the other;

2.1.6	execution of the Co-operation and Alliance Agreement;

2.1.7	execution of the Shareholders’ Agreement and the Heads of Agreement; and

2.1.8	execution of the acquisition agreement giving effect to the Heads of Agreement in respect of which WPP shall use its best endeavours to complete this acquisition agreement as soon as is reasonably possible following Completion.

2.2	Each Party may, in its absolute and sole discretion, waive any part of the Conditions.

2.3	Completion will take place on the date and at the time and place referred to in clause 5.1 below. If Completion has not occurred on or before 31 October 1998 or such later date as the Parties shall agree, this Agreement shall automatically terminate and the Parties shall be released from their obligations hereunder and shall have no further liability under or pursuant to the terms of this Agreement save for any prior breaches hereof. Notwithstanding the previous sentence, the provisions of clauses 12, 13, 14.4 and 15 shall survive any termination of this Agreement. It is the intention of the Parties that this Agreement, the Co-operation and Alliance Agreement, the Shareholders’ Agreement and the Heads of Agreement will be executed on the same day.

3	ISSUE OF THE NEW ASATSU SHARES

3.1	Subject to satisfaction of the Conditions WIH hereby agrees to subscribe and pay for on Completion and Asatsu agrees to issue and allot to WIH on Completion the New Asatsu Shares.

3.2	Completion and the allotment of the New Asatsu Shares to be allotted under the terms of this Agreement shall take place as soon as practicable following the passing of the Asatsu Board Resolution.

3.3	The consideration for the issue and allotment of the New Asatsu Shares to WIH is the Asatsu Subscription Price, which shall be received by a bank in Tokyo designated by Asatsu on or prior to 3.00 pm on the date of payment of the Asatsu Subscription Price as specified by Asatsu’s Board of Directors.

3.4	Asatsu undertakes to procure that any person having such rights shall waive all and any rights of pre-emption over the issue of the New Asatsu Shares existing under the articles of incorporation of Asatsu or otherwise.

4	ISSUE OF THE NEW WPP SHARES

4.1	Subject to satisfaction of the Conditions and WIH’s payment of the total amount of the Asatsu Subscription Price, WPP agrees to issue and allot to Asatsu the New WPP Shares.

4.2	The number of the New WPP Shares to be issued and allotted to Asatsu shall be such number of the New WPP Shares which shall be equal to the WPP Subscription Price divided by the Average WPP Share Price per New WPP Share. If such number shall not be a whole number, no fraction of a New WPP Share shall be allotted, but instead the number to be allotted shall be rounded down to the nearest whole number and the consideration for the issue and allotment of the New WPP Shares to Asatsu shall be the WPP Subscription Price, which shall be satisfied by the issue by Asatsu of the Promissory Note.

4.3	WPP undertakes to procure that any other person having such rights shall waive all and any rights of pre-emption over the New WPP Shares existing by virtue of the articles of association of WPP or otherwise.

5	COMPLETION

5.1	Subject to the satisfaction or waiver of the Conditions, Completion with respect to the New Asatsu Shares and the New WPP Shares shall take place at 10.30 am on a Business Day to be agreed between Asatsu and WPP during the month of September 1998 when all (but not part only unless the Parties so agree) of the following business shall be transacted:

5.1.1	The Parties shall produce documentary evidence in a form reasonably satisfactory to the other Parties to confirm that the Conditions have been satisfied.

5.1.2	With respect to the New Asatsu Shares, WIH shall then deliver its application for such New Asatsu Shares and pay the Asatsu Subscription Price to a bank designated by Asatsu by way of telegraphic transfer and, subject to the issue and allotment by WPP of the New WPP Shares, Asatsu shall then allot and issue as soon as legally possible the New Asatsu Shares to WIH subject to the terms of this Agreement and the provisions of Chapter III-2 of the Commercial Code of Japan and the name of WIH shall be entered in the register of shareholders of Asatsu as soon as possible and Asatsu shall deliver to Daiwa Securities Co. Ltd (or such other broker for the time being of Asatsu) who shall hold the same on behalf of WIH in accordance with the Undertaking in the form set out in Schedule 7 a share certificate and all other necessary documents in relation to the issue to WIH of such New Asatsu Shares.

5.1.3	With respect to the New WPP Shares, Asatsu will pay the WPP Subscription Price to WPP by the issue of the Promissory Note. WPP shall then issue and allot the New WPP Shares to Asatsu subject to the terms of this Agreement, the name of Asatsu shall be entered in the register of members of WPP as soon as possible, and WPP shall deliver subject to clause 5.5 to Asatsu a duly executed share certificate and all other necessary documents in relation to the issue to Asatsu of the New WPP Shares.

5.1.4	The Securities Trust Agreement will be entered into pursuant to the terms of clause 6.9.

5.2	After Completion each of the Parties will do all acts and things which may prove reasonably necessary to implement in full their respective obligations under the terms of this Agreement.

5.3

If any of the foregoing provisions is not complied with on or before the date agreed pursuant to clause 5.1 above any Party may by written notice to the others defer Completion to a later date being not later than 31 October 1998 (and the provisions of this clause 5 shall apply to Completion as so deferred). Unless in such circumstances Completion is so deferred, this Agreement shall automatically terminate and none of the Parties shall have any rights against any other Party hereunder save for any prior breaches hereof. In the event that the Completion with respect to the New WPP Shares is not implemented in accordance with the provisions of this Agreement notwithstanding the implementation of the Completion with respect to the New Asatsu Shares, Asatsu shall have the right to redeem (subject to the applicable laws of Japan, including the Commercial Code, and the Rules of the Tokyo Stock Exchange) or cause to be purchased by a third party nominated by Asatsu all (but not part only unless the Parties so agree) of such New Asatsu Shares issued to and acquired by WIH on Completion under this Agreement at the same price as paid by WIH to Asatsu in accordance with clause 3 plus, if the failure to implement is due to a cause attributable to Asatsu, simple interest at the rate of 6 percent per annum following (but excluding) the date of payment by WIH in accordance with clause 3.3. Asatsu and WPP hereby agree to make their respective best efforts in such case to obtain agreement from the Tokyo Stock Exchange so that such redemption or purchase may be completed as soon as possible. If such redemption or purchase has not taken place within 12 months of the date of Completion WIH (or such other member of the WPP Group then holding the New Asatsu Shares) shall be obligated to sell the New Asatsu Shares on the Tokyo Stock Exchange as soon thereafter as reasonably practicable provided that such member of the WPP Group shall comply with the provisions of clause 6.5 and PROVIDED ALWAYS that no member of the WPP Group shall be obligated to sell such New Asatsu Shares if the net consideration per share that would otherwise be receivable on the sale of those New Asatsu Shares would be less than the price paid by WIH to Asatsu in accordance with clause 3.3 plus, if the failure to implement is due to a cause attributable to Asatsu, simple interest at the rate of 6 percent per annum.

5.4	In addition to the rights of the Parties contained in clause 5.3 above if for any reason admission of the New WPP Shares to the Official List of the London Stock Exchange does not become effective or if Completion with respect to the New WPP Shares is not otherwise implemented in accordance with the provisions of this Agreement WPP shall immediately cancel the Promissory Note or, in the event that the Promissory Note has been redeemed by Asatsu, repay the WPP Subscription Price in cash to Asatsu plus, if the failure to admit the New WPP Shares to the Official List or otherwise to implement the Completion with respect to the New WPP Shares is due to a cause attributable to WPP, simple interest at the rate of 6 per cent per annum calculated from (but excluding) the date of redemption of the Promissory Note.

5.5	Until redemption by Asatsu of the Promissory Note, Asatsu hereby agrees that the share certificate for the New WPP Shares issued and allotted to Asatsu in accordance with this agreement will be held in escrow by Anderson Mori and by Haruki Sawai & Inoue as joint escrow agents. Also, Asatsu hereby agrees to (i) create a pledge on the deposit at a bank (the “Bank”) mutually agreed in which the Asatsu Subscription Price is held in order to secure the redemption by Asatsu of the Promissory Note; or (ii) take such other measures to secure such redemption, including a bank guarantee, as approved by WPP. The said pledge shall be perfected by submission to the Bank of a form set out in Schedule 9. Such pledge or such other measures shall be cancelled as soon after as the Promissory Note is redeemed by Asatsu by submission of a form set out in Schedule 9.

6	ASATSU SHARES

6.1	Asatsu will, as soon as reasonably practicable before the issue of the New Asatsu Shares apply to the Tokyo Stock Exchange for admission of the New Asatsu Shares to the First Section of the Tokyo Stock Exchange.

6.2	The New Asatsu Shares shall be deemed fully paid up and shall be free from all liens, charges and encumbrances and shall rank pari passu in all respects with the then existing Asatsu Shares as at the date of allotment except that they shall not rank for any dividend distribution rights or bonuses declared made or paid by reference to a record date prior to the date of issue of the New Asatsu Shares and in any event shall not be entitled to payment of any interim dividend declared or paid by reference to the half year ended 30 June 1998.

6.3	If, at any time after Completion, any additional Asatsu Shares are issued or certain other events take place which may result in WPP’s holding of Asatsu Shares becoming less or greater than the Maximum Permitted Holding, then WPP shall be given the opportunity to maintain the Maximum Permitted Holding in accordance with Exhibit 1 attached hereto.

6.4	Each of WIH and WPP agrees and undertakes that it will not, and WPP will procure that no member of the WPP Group will, dispose of or agree conditionally or unconditionally to dispose of any title or Interest In or to any New Asatsu Shares legally or beneficially owned by it for a period of 5 years from the date of Completion without the prior written consent of Asatsu; provided always that in the event that WIH or any member of the WPP Group is obligated to sell or otherwise dispose of any Asatsu Shares held by it in accordance with any provision of this Agreement, the above restriction on disposition of the New Asatsu Shares shall not apply.

6.5	Unless otherwise provided in this Agreement, after the expiration of the time period referred to in clause 6.4 each of WIH and WPP agrees and undertakes that it will not, and WPP will procure that no member of the WPP Group will, sell transfer, gift or otherwise dispose of the legal and/or beneficial interest in any of the New Asatsu Shares in any manner other than as provided for in sub-paragraph (A) of Exhibit 2 attached hereto.

6.6	The provisions of clause 6.5 may be waived by Asatsu in writing in respect of a particular transfer of New Asatsu Shares made by WIH or any member of the WPP Group.

6.7	Nothing in this clause 6 shall restrict any transfer at any time of any New Asatsu Shares by WIH or another member of the WPP Group to any other member of the WPP Group provided in each such case that (a) any such transferee of New Asatsu Shares executes a Deed of Adherence, (b) all of the New Asatsu Shares are transferred in a single block to the other member of the WPP Group, and (c) the transferee entity has the term “WPP” in its corporate name; and provided that if any person to whom any New Asatsu Shares have been transferred pursuant to this clause 6.7 (whether directly or by a series of transfers) ceases to be a person to whom the transferor of such shares (or the original transferor) would be entitled to transfer New Asatsu Shares pursuant to this clause 6.7 then Asatsu may require that person to transfer the New Asatsu Shares transferred to it to the transferor or (as the case may be) the original transferor of those New Asatsu Shares at the price paid by the transferee.

PROVIDED ALWAYS that the restrictions set out In this clause 6.7 shall not apply to any member of the WPP Group which is an intermediate transferee only of the New Asatsu Shares being a transferee which holds the New Asatsu Shares solely in order to facilitate the transfer of the New Asatsu Shares from one member of the WPP Group to another and which in any event holds any New Asatsu Shares for less than 24 hours.

6.8	Each of WIH and WPP agrees and undertakes that except as otherwise provided in this agreement it will not, and WPP shall procure that no member of the WPP Group will, acquire or agree conditionally or unconditionally to acquire any title or interest in any further Asatsu Shares which would result in the WPP Group holding Asatsu Shares in aggregate representing a greater number of Asatsu Shares than the Maximum Permitted Holding, and that if the WPP Group should at any time or for any reason come to hold Asatsu Shares in excess of the Maximum Permitted Holding, then such member of the WPP Group holding such excess number of Asatsu Shares will refrain from exercising the voting rights attached to such excess number of Asatsu Shares and will, if the acquisition of the excess is due to a cause attributable to WPP, if so requested by Asatsu, dispose of such excess number of Asatsu Shares in accordance with paragraph (A) of Exhibit 2. If the acquisition of the excess by WPP is due to any other cause, such excess number of Asatsu Shares shall be held under paragraph (B) of Exhibit 2.

6.9

For the avoidance of doubt and notwithstanding any other provisions of this Agreement it is agreed between the Parties that following Completion WIH will hold approximately 23.5% of the issued share capital of Asatsu and, subject to the Rules of the Tokyo Stock Exchange, Asatsu and WIH will make best efforts to agree with Daiwa Securities Co. Ltd that such number of shares as represent a percentage greater than 20% of such share capital will be deposited under the terms of the said Securities Trust Agreement and WIH will in any event refrain from exercising the voting rights attached to such excess pending completion of the merger of Asatsu with DIK but will be entitled to retain the economic benefit of such excess number of shares. If the merger between Asatsu and DIK is not completed by 31 January 1998 then Asatsu and WPP will in good faith explore together the basis on which the excess number of Asatsu Shares will be disposed of by WPP (subject to all applicable laws of Japan including the Commercial Code and the Rules of the Tokyo Stock Exchange) and the period over and the price at which they will be disposed of provided that Asatsu may at any time require WPP to dispose of such excess shares in accordance with Paragraph (A) of Exhibit 2 hereof. If the said merger does not take place as aforesaid then Asatsu may, if it so wishes, dispose of the number of WPP Shares allotted to it by reason of WPP having the excess shares in Asatsu representing a percentage greater than 20%, so long as it shall co-operate with WPP as to the timing of such disposal which shall be made by such broker as WPP may nominate.

6.10	Notwithstanding anything to the contrary contained in this clause 6, each of WIH and WPP agrees and undertakes that it will not, and WPP shall procure that no member of the WPP Group will, at any time knowingly transfer any New Asatsu Shares to a Major International Communications Group without obtaining the prior written approval of Asatsu.

6.11	If an offer is made by a third party (ie a party not being a Party to this Agreement) to acquire the entire issued share capital of Asatsu whether by means of a tender offer or otherwise and if the Board of Directors of Asatsu recommends all shareholders of Asatsu to accept such offer and if those members of the Board of Directors holding the majority of the shares in Asatsu held by all of the Board of Directors (excluding the Board nominee of WPP) accept any such offer, then WPP shall be entitled also to accept such offer and the provisions of this Agreement and of the Shareholders’ Agreement restricting the entitlement of WPP to dispose of shares in Asatsu shall forthwith cease so as to enable WPP to exercise its rights under this clause 6.11.

7	WPP SHARES

7.1	WPP confirms that application (within the meaning of and for the purposes of the Listing Rules) has been, or will be, made to the London Stock Exchange for admission of the New WPP Shares to the Official List of the London Stock Exchange.

7.2	Notwithstanding the provisions of clause 5 and once admission is granted by the London Stock Exchange (subject only to allotment), WPP will:

7.2.1	allot the New WPP Shares to Asatsu within 3 Business Days if not previously allotted to Asatsu subject to listing; and

7.2.2	subject to the provisions of clause 5.5 instruct its registrars to deliver certificates for the New WPP Shares to Asatsu as soon as reasonably practicable and to record Asatsu’s name in WPP’s Register of Members accordingly as envisaged by clause 5.1.3 above.

7.3	The New WPP Shares shall be deemed fully paid up and shall be free from all liens, charges and encumbrances and shall rank pari passu in all respects with the then existing WPP Shares as at the date of allotment except that they shall not rank for any dividend distribution rights or bonuses declared made or paid by reference to a record date prior to the date of issue of the New WPP Shares and in any event shall not be entitled to payment of in respect of the New WPP Shares any interim dividend declared or paid by reference to the half year ended 30 June 1998. If, at any time after Completion, any additional WPP Shares are issued, any member of the Asatsu Group then holding Asatsu Shares will be entitled to purchase from WPP a portion of the additional WPP Shares so that the percentage of all outstanding WPP Shares that such member of the Asatsu Group owned immediately prior to the issuance of the additional WPP Shares can be maintained after such issue of additional WPP Shares.

7.4	Asatsu agrees and undertakes that it will not, and will procure that no member of the Asatsu Group to which it shall have transferred New WPP Shares pursuant to clause 7.7 will, dispose or agree conditionally or unconditionally to dispose of any title or interest in or to any of the New WPP Shares for a period of 5 years from the date of Completion without the prior written consent of WPP; provided always that in the event that Asatsu is obligated to sell or otherwise dispose of any WPP Shares held by it in accordance with any provision of this Agreement, the above restriction on disposition of the New WPP Shares shall not apply.

7.5	Unless otherwise provided in this Agreement, after the expiration of the time period referred to in clause 7.4, Asatsu agrees and undertakes that it will not, and will procure that no member of the Asatsu Group will, sell, transfer, gift or otherwise dispose of the legal and/or beneficial interest in any of the New WPP Shares in any manner other than as provided for in sub-paragraph (C) of Exhibit 2 attached hereto.

7.6	The provisions of clause 7.5 may be waived by WPP in writing in respect of a particular transfer of any New WPP Shares made by Asatsu or any member of the Asatsu Group.

7.7	Nothing in this clause 7 shall restrict any transfer at anytime of New WPP Shares by Asatsu or any other member of the Asatsu Group to any other member of the Asatsu Group provided in each such case that any such transferee executes a Deed of Adherence and provided that if any person to whom any New WPP Shares have been transferred pursuant to this clause 7.7 (whether directly or by a series of transfers) ceases to be a person to whom the transferor of such shares (or the original transferor) would be entitled to transfer the New WPP Shares pursuant to this clause 7.7 then WPP may require that person to transfer the New WPP Shares transferred to it to the transferor or (as the case may be) the original transferor of those New WPP Shares at the price paid by the transferee.

7.8	Asatsu hereby agrees and undertakes that it will not, and will procure that no member of the Asatsu Group will, acquire or agree conditionally or unconditionally to acquire any title or interest in any further WPP Shares which would result in the Asatsu Group holding WPP Shares in aggregate representing a greater percentage than 20% of the issued share capital of WPP for the time being, without the prior written consent of WPP.

7.9	Notwithstanding anything to the contrary and contained in this clause 7 Asatsu hereby agrees and undertakes that it will not, and will procure that no member of the Asatsu Group will, at any time knowingly transfer any New WPP Shares to a Major International Communications Group without obtaining the prior written approval of WPP.

8	TERMINATION OF THE CO-OPERATION AND ALLIANCE AGREEMENT AND NON-COMPLETION OF THE HEADS OF AGREEMENT

8.1	In circumstances where either Asatsu or WPP has served notice on the other to terminate the Co-operation and Alliance Agreement the following shall apply, with references to clause numbers in this sub-clause 8.1 only being references to clauses of the Co-operation and Alliance Agreement:

8.1.1	if the Party serving notice to terminate the Co-operation and Alliance Agreement (“the Terminating Party”) has served notice on the other Party pursuant to clause 16.2 (or, in the case of notice served by Asatsu, clause 16.4) and at that date the Terminating Party holds a Cross-Shareholding (as the same is defined in the Co-operation and Alliance Agreement) the Terminating Party shall be entitled to retain the Cross-Shareholding provided always that the terms of the Shareholders’ Agreement shall continue in force for so long as WPP holds the Asatsu Cross-Shareholding;

8.1.2	where the Terminating Party has served notice to terminate the Co-operation and Alliance Agreement pursuant to clause 16.2 (or, in the case of notice served by Asatsu, clause 16.4) the Terminating Party may by service of a written notice (“the Disposal Notice”) upon the other Party require the other Party to sell the Cross-Shareholding held by the other Party in accordance with the provisions of paragraphs (A) or (C) (as the case may be) of Exhibit 2 provided that the terms of the Shareholders’ Agreement shall continue in force for so long as WPP holds the Asatsu Cross-Shareholding;

Breach of such acquisition agreement as the same is defined in clause 7.2 of the Heads of Agreement.

9	WARRANTIES

9.1	Unless otherwise stated in a disclosure letter provided by WPP or Asatsu to the other parties, each of Asatsu and WPP hereby represent and warrant to the other in the terms of the Warranties set out below in this clause 9 which shall (except for 9.1.21) be true and accurate as at the date hereof and as at Completion. Warranties herein which relate to WPP or WIH are given to Asatsu by WPP and Warranties which relate to Asatsu are given by Asatsu to WPP.

9.1.1	All information (lists of which information are attached hereto and initialled on behalf of the Parties as Attachment ‘A’ in the case of information given to Asatsu and Attachment ‘B’ in the case of information given to WPP) which has been given in writing by Parties and their respective professional advisers to the other Parties (or such other Parties’ professional advisers) in the course of the negotiations leading to this Agreement is true and accurate in all material respects. Neither WPP or Asatsu is aware of any fact or matter which renders any information given by it or on its behalf untrue, incorrect or misleading.

9.1.2	Asatsu is duly and properly incorporated in Japan with limited liability.

9.1.3	WPP is duly and properly incorporated In England and Wales with limited liability.

9.1.4	WIH is duly and properly incorporated in the Netherlands with limited liability.

9.1.5	The Asatsu Accounts truly and fairly represent the financial position of Asatsu as of 31 December 1997 and give a true and fair view of the assets and liabilities of Asatsu and its profits for the periods to which they relate in accordance with Japanese Generally Accepted Accounting Principles.

9.1.6	The WPP Accounts truly and fairly represent the financial position of the WPP Group as at 31 December 1997 and give a true and fair view of the assets and liabilities of the WPP Group and its profits for the periods to which they refer in accordance with UK Generally Accepted Accountancy Principles.

9.1.7	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of WPP or Asatsu (other than holders of options under officers and employee incentive schemes) (if any) under any option or other agreement including (without limitation) conversion rights or otherwise pursuant to deferred payment obligations under existing acquisition agreements, which deferred payments at the date hereof are not in excess of 1% of the current issued share capital of WPP.

9.1.8	WPP, WIH and Asatsu each have full power and authority to enter into and perform this Agreement which will when executed constitute valid and binding obligations of each of them.

9.1.9	There is no mortgage, charge or lien on the whole or any part of their undertaking, assets or property which is still outstanding nor is there any agreement to create any such mortgage, charge or lien other than statutory liens created in the ordinary course of business.

9.1.10	Since the date of their respective Accounts there has been no material adverse change in their assets and liabilities and no material adverse change in their respective financial or trading position and no dividend or other distribution has been declared, paid or made by them save for any final dividend declared and paid by them by reference to the year ended 31 December 1997 or any interim dividend declared or paid by them by reference to the half year ended on 30 June 1998 or otherwise as disclosed in their respective Accounts.

9.1.11	To the best of their knowledge and belief full and proper provision or reserve has been made in their respective Accounts for all taxation liable to be assessed on them.

9.1.12	All information which is material for the reasonable assessment of the financial and trading position of WPP and Asatsu has been disclosed in writing by each of them to the other.

9.1.13	Neither WPP nor Asatsu is engaged in any material litigation, lawsuits or arbitration or has proceedings pending by or against it nor has any injunction been granted against it and is not aware of any matter or fact in existence which might give rise to the same or form a basis of any criminal prosecution against it, its Directors or shareholders.

9.1.14	The cash and loan facilities currently available to WPP and Asatsu are sufficient for their purposes in the ordinary course of business for the period ending 31 December 1998.

9.1.15	WPP and Asatsu have at all times and in all material respects conducted their business in accordance with all applicable laws and regulations and are not in breach or default of any law, regulation or order of any kind and all licences and approvals that have been or are necessary to be obtained by them in connection with their business have been properly obtained.

9.1.16	The execution and delivery of, and the performance of this Agreement by Asatsu, WPP and WIH will not result in a breach of any provision of their articles of incorporation or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body whether in Japan or elsewhere.

9.1.17	To the best of their knowledge information and belief neither WPP nor Asatsu infringes any intellectual property where such infringement has or could have a material adverse effect on its financial position.

9.1.18	All computer, telecommunications and networking hardware and software (“the Systems”) owned by or leased or licensed to Asatsu or WPP are solely and beneficially owned by them or validly leased or licensed there are no material defects relating to the Systems, all of the Systems have the functionality and performance necessary to fulfil their present purpose.

9.1.19	To the best of their knowledge, information and belief neither Asatsu nor WPP is dependent upon any one customer for more than 15% of its total sales (save, in the case of Asatsu, in relation to Mitsubishi Motor Corporation and its subsidiaries) or any one supplier for more than 15% of its total purchases.

9.1.20	To the best of the knowledge of Asatsu and WPP at the date hereof all net book and other debts due to them will, to the extent that non payment of such debts would have a material adverse effect on Asatsu or WPP (as the case may be) and save to the extent to which proper provision or reserve has been made in their respective Accounts, realise their full face value and be good and collectable in the ordinary course of business.

9.1.21	As of the date of this Agreement, no member of the Asatsu Group owns or has control over any WPP Shares, and no member of the WPP Group owns or has control over any Asatsu Shares.

10	DIRECTORS

10.1

For so long as members of the Asatsu Group continue to hold between them WPP Shares representing effectively and whether directly or indirectly at least the same number of WPP Shares that Asatsu will hold on Completion following the issue and allotment of the New WPP Shares, Asatsu shall be entitled to nominate Mr. Masao Inagaki or another person subject to the reasonable approval of the Board of Directors of WPP to be appointed as a non-executive (ie part-time) Director or WPP. This person will, after appointment as a Director, be entitled to bring one assistant to each meeting of the Board of Directors.

10.2	For so long as members of the WPP Group continue to hold between them Asatsu Shares representing effectively and whether directly or indirectly 20% or more of the Asatsu Shares WPP shall be entitled to nominate Mr. Martin Sorrell or another person subject to the reasonable approval of the Board of Directors of Asatsu to be appointed as a non-executive (ie part-time or “hijokin”) Director of Asatsu. This person will, after appointment as a Director, be entitled to bring one assistant to each meeting of the Board of Directors.

10.3	Asatsu and WPP agree to exercise their voting rights, or procure the exercise of voting rights, in respect of the New WPP Shares and the New Asatsu Shares, as the case may be, to elect each other’s nominees as Directors in accordance with clauses 10.1 and 10.2 WPP will appoint a standing proxy who is a resident of Japan.

10.4	For so long as either Asatsu or WPP are entitled to appoint a Director of the other pursuant to clauses 10.1 and 10.2 respectively either of them may remove and replace any Director appointed by them pursuant to this clause 10.

10.5	WPP and WIH will procure the attendance, by person or proxy, of all Shares held by members of the WPP Group at all meetings of the shareholders of Asatsu.

11	GUARANTEE BY WPP

In consideration of the entry into this Agreement by Asatsu, WPP guarantees to Asatsu jointly and severally with WIH the due and prompt performance by WIH of all of WIH’s obligations under this Agreement as if WPP was principally liable. Should WIH fail to meet any of its obligations under this Agreement WPP covenants to immediately rectify the default and keep Asatsu fully indemnified in respect of the default.

12	ANNOUNCEMENTS AND CONFIDENTIALITY

12.1	No Party shall issue any press release or any other public document or make any public statement connected with or arising out of this Agreement without obtaining the prior approval of the other Parties to the contents thereof and the manner of its presentation and publication (such approval not to be unreasonably withheld or delayed) unless any Party or a company associated with any of them is required so to do by law or pursuant to the requirements of any relevant regulatory authority in Japan, the United Kingdom or elsewhere including The London Stock Exchange or the Tokyo Stock Exchange in force from time to time in which case that Party shall consult with the other Parties prior to issue and have due regard (so far as that Party is able) to all reasonable comments of the other Parties.

12.2	None of the Parties shall use for any other purpose than the performance of this Agreement divulge or communicate to any person (except to the extent that such communication is necessary for the implementation of this Agreement) any of the trade secrets or confidential knowledge or any financial or trading information relating to any other Party, which it may receive or obtain as a result of negotiating entering into or performing this Agreement. The restriction in this clause 12 shall not apply to any information:

12.2.1	which is within the public domain or becomes within the public domain (otherwise than as a result of a breach of this clause 12.2); or

12.2.2	which was in the possession of such Party prior to its disclosure;

12.2.3	which is disclosed to that Party by a third party which did not acquire the information under an obligation of confidentiality;

12.2.4	which is independently acquired by that Party as a result of work carried out by an employee to whom no disclosure of such information has been made;

12.2.5	which is disclosed in accordance with the requirements of law, any stock exchange regulation or any binding judgement, order or requirement of any court or other competent authority;

12.2.6	which is disclosed in confidence to a Party’s professional advisers for a purpose reasonably incidental to this Agreement.

13	ENTIRE AGREEMENT

13.1	This Agreement and the schedules comprised herein and the documents referred to herein constitute the entire agreement between the Parties hereto with respect to the subject matter of this Agreement.

13.2	This Agreement may be amended or cancelled only in writing signed by all the Parties hereto.

13.3	The Parties shall do and shall use their respective best endeavours to procure that any necessary third party shall do all such further acts or things as any of them may reasonably require to give effect to the terms of this Agreement.

13.4	It is agreed that:

13.4.1	none of the Parties entered into this Agreement in reliance on any representation, warranty or undertaking of any other Party which is not expressly set out or referred to in this Agreement;

13.4.2	a Party may claim in contract for breach of express warranty under this Agreement but otherwise shall have no claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by any other Party.

14	GENERAL

14.1	Nothing in this Agreement shall constitute a partnership between the Parties or any of them and none of them shall have any authority to bind the others in any way except as expressly herein provided.

14.2	Each Party shall pay its own costs and expenses of and incidental to the preparation and execution of this Agreement.

14.3	This Agreement shall be binding upon and enure for the benefit of the successors or permitted assigns of the Parties but shall not be assignable by any Party without the prior written consent of the others provided that Asatsu or WPP may assign the benefit of this Agreement to any member of its respective Group.

14.4	Any notice required or authorised to be given under this Agreement to a Party shall be served by hand, the posting of a pre-paid registered letter or by facsimile to the address or facsimile number of the Party specified in the details schedule attached hereto as Schedule 5 (or any other address or facsimile number notified to the other Parties in accordance with this clause 14.4). Any notice so given shall be deemed to have been received in the case of:

14.4.1	delivery by hand, when delivered;

14.4.2	delivery by post, 7 Business Day after the date of posting; and

14.4.3	facsimile, on receipt by the sender of a successful facsimile transmission report,

save where under the provisions of this clause 14.4 a notice would be deemed to be received on a day which is not a Business Day in the place of address, or after 5.00 pm on a Business Day in the place of address, the notice shall instead be deemed to have been served at 9.00 am on the next Business Day in the place of address.

14.5	Service of any document for the purpose of any legal proceedings concerning or arising out of this Agreement shall be effected by either Party by causing it to be delivered to the other Party at its address given at the commencement of this Agreement (or any other address notified in writing from time to time for this purpose) and in the case of any legal proceedings before a court in Japan and with respect to WPP to Mr Masaakira Kitazawa or his designated partner of Anderson Mori, a law firm in Tokyo.

14.6	The granting by any Party of any time or indulgence in respect of any breach of any term of this Agreement by the other Parties or any of them shall not be deemed a waiver of such breach. The waiver by any Party of any breach of any term of this Agreement shall not prevent the subsequent enforcement of that term (save as the extent of the express waiver in question) and shall not be deemed e waiver of any subsequent breach.

14.7	The provisions contained in each clause and/or sub-clause of this Agreement shall be enforceable independently of each of the others and their validity shall not be affected if any of the others is invalid. If any provision of this Agreement or the application thereof to any Party or circumstance shall be or become invalid or unenforceable to any extent the remainder thereof or the application of such provision to any other Party or circumstances shall not be effected thereby and shall be enforced to the greatest extent permitted by law.

14.8	Each Party covenants that it will take all corporate action necessary to put this Agreement into effect. WPP and Asatsu will each provide to one another an opinion letter issued by independent counsel, in a form reasonably acceptable to the other Party, stating that such corporate action has been taken, and in particular that all corporate action has been taken which is necessary to effect the issue of new shares required by this Agreement.

15	LAW AND JURISDICTION

15.1	This Agreement shall be governed by and construed in all respects in accordance with the laws of Japan.

15.2	If any dispute, difference, claim or question shall arise between the Parties in any way connected with or arising out of this Agreement or the operation thereof or the rights, duties or liabilities of any Party, the Parties shall endeavour to negotiate in good faith to settle such disputes or differences amicably between themselves.

15.3	All disputes, differences or claims arising in connection with and/or in relation to this Agreement which the Parties are unable to settle between themselves shall be finally settled (subject to there being no manifest error in the making of the award by the arbitrators) in Tokyo, Japan and shall be binding in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association by a panel of 3 arbitrators one each to be appointed by Asatsu and WPP and the third to be appointed by agreement between the two appointed arbitrators or, in default of agreement between them, within 30 days of a request for a reference to arbitration, appointed in accordance with the said Rules. The arbitration shall be conducted in both the Japanese and English languages and any arbitrator appointed shall be fluent in both languages. This clause 15.3 is an integral part of this Agreement and is not severable and has no independent validity.

15.4	This Agreement shall be in the English language and that version shall control the obligations between the Parties hereunder Provided Always simultaneously with this Agreement the Parties shall procure the preparation of a translation thereof in the Japanese language and that WPP’s Japanese counsel will confirm the accuracy of the translation.

IN WITNESS of which the Parties hereto have caused this Deed in English to be executed in duplicate by their duly authorised officer or representative as of the day and year first above written.

SCHEDULE 1

ASATSU INC.

ADDRESS:	16-12, Ginza 7 chome, Chuo-ku, Tokyo, Japan

DATE OF INCORPORATION :	19 March 1956

SHARE CAPITAL :	Authorised 80,000,000 shares of Common Stock

Issued 33,674,300 shares of Common Stock

No Preferred Stock outstanding

SHARES :	33,674,300 shares of Common Stock of ¥50

DIRECTORS :	Masao Inagaki
Tsutomu Takeda
Masatsugu Tsuji
Yoshihide Sano
Isao Sekiya
Kumiko Takahashi
Yoshikazu Sakano
Mineo Kasamatsu
Yoshihiko Ohno
Susumu Kawachi
Kenichi Hirai
Toyotaro Tokiwa
Takefumi Kaneda
Kenji Nakajima
Masahiro Okamoto
Eizo Ooki
Koichiro Naganuma

SCHEDULE 2

WPP INTERNATIONAL HOLDING BV

(currently named Hanover Square Holding BV)

ADDRESS :	Prins Alexanderplein 8 3067 GC Rotterdam-Alexander tel: 010-2894444 (Research International, Astrid Mulder) tel: 010-2421700 (Wouters Advocaten)

DATE OF INCORPORATION :	9 October 1996

SHARE CAPITAL :	authorised: NLG 200,000
issued: NLG 40,000
paid-in: NLG 40,000

SHARES
	Number	Nominal Value	Issued
Type ordinary	200,000	NLG 1	40,000

SHAREHOLDERS

Name	Number
40,000

Cavendish Square Holding

MANAGING DIRECTORS

Henrik Johannes Van Breemen

Alexander Johannes Olivier

Paul Winston George Richardson

each solely and fully authorised

SCHEDULE 3

WPP GROUP PLC

Address:	27 Farm Street, London W1X 6RD

Company Number:	1003653

Date of Incorporation:	1 March 1971

Share Capital:	Authorised:	£125,000,000 divided into 1,250,000,000 ordinary shares of 10p each

	Issued:	734,988,112 ordinary shares of 10p each

Directors:	Hamish Maxwell Martin Sorrell Paul Richardson Brian Brooks Eric Salama Gordon Sampson John Quelch Jeremy Bullmore John Jackson Stanley Morten Joel Smilow

SCHEDULE 4

DEED OF ADHERENCE

DATE OF DEED

PARTIES

(1)	[REMAINING SHAREHOLDER] (a company organised and existing under the laws of •) whoso registered office is at • (“the Remaining Shareholder”)

(2)	[NEW SHAREHOLDER] (a company organised and existing under the laws of •) whose registered office is at • (“the Incoming Shareholder”)

(3)	WPP INTERNATIONAL HOLDING B.V. (a company organised and existing under the laws of the Netherlands) whose registered office is at Prins Alexanderplein 8, 3067 GC Rotterdam, The Netherlands

(4)	WPP GROUP PLC (a company organised and existing under the laws of England and Wales) whose principal place of business is at 27 Farm Street, London W1X 6RD (“WPP”)

(5)	ASATSU INC. (a company organised and existing under the laws of Japan) whose registered office is at 16-12, Ginza 7-chome, Chuo-ku, Tokyo 104-8172, Japan (“Asatsu”)

INTRODUCTION

(A)	By an agreement dated • 1998 between Asatsu Inc., WPP International Holding BV and WPP Group plc (“the Stock Purchase Agreement”) the parties thereto agreed to regulate their relationship with each other with respect to the [New Asatsu/New WPP] Shares end certain other matters.

(B)	[THE SELLING SHAREHOLDER] (“the Selling Shareholder”) wishes to sell [some/all] of the [New Asatsu/New WPP] Shares held by it (“the Sale Shares”) to the Incoming Shareholder pursuant to and in accordance with the terms of the Stock Purchase Agreement.

(C)	The Incoming Shareholder has agreed to enter into this Deed of Adherence in favour of the Remaining Shareholder with the effect that it will become bound by the terms and conditions of the Stock Purchase Agreement as if originally a Party thereto.

(D)	Terms defined in the Stock Purchase Agreement shall have the same meaning in this Deed.

1	ADHERENCE

1.1	Subject to the terms of this Deed, the Incoming Shareholder hereby agrees, subject to and with effect from becoming the holder of the Sale Shares, with the Remaining Shareholder to receive the benefit of and be bound by and accept the burden of the provisions of the Stock Purchase Agreement as if they were named therein as one of the Parties.

2	VARIATION OF THE STOCK PURCHASE AGREEMENT

2.1	The Stock Purchase Agreement shall be and is hereby amended by the insertion in clause 13.1 after the words “comprised herein” of the following:

“and the Deed of Adherence dated • made between [the Remaining Shareholder] and [the Incoming Shareholder]”

3	GENERAL

3.1	This Deed may be amended or cancelled only in writing signed by both parties hereto.

3.2	This Deed may not be assigned in whole or in part by any party hereto except with the written consent of the other.

3.3	Neither party hereto shall divulge at any time (except in confidence to their professional advisers) any information in relation to this Deed or the matters set out herein except on the basis set out at clause 12 of the Stock Purchase Agreement.

SCHEDULE 5

NOTICE DETAILS SCHEDULE

Asatsu Inc.:	Address: 16-12 Ginza 7-chome, Chuo-Ku, Tokyo 104-8172, Japan

Fax: 001 813 3547 2091

Contact Person: Mr Koichiro Naganuma

WPP International Holding BV:

Address: Prins Alexanderplein 8, 3067 GC Rotterdam, The Netherlands

Telephone: 010-289 4444 (Research International—Astrid Mulder)

Fax: 010-289 4400

Contact Person: Astrid Mulder

Copy to: David Calow, c/o 27 Farm Street, London W1X 6RD

WPP Group plc:	Address: 27 Farm Street, London W1X 6RD

Telephone: 0171 408 2204

Fax: 0171 493 6819

Contact Person: The Company Secretary

Copy to: David Calow, c/o 18 Southampton Place, London WC1A 2AJ

SCHEDULE 6

PROMISSORY NOTE

(for use in relation to the allotment of the New WPP Shares as the same are referred to in the Stock Purchase Agreement)

[ ]	[ — 1998]

For value received, we, Asatsu Inc. unconditionally promise to pay WPP Group plc or to their order, on the — day of — 1998 in respect of which time shall be of the essence (being the fourth business day after the date of Completion with respect to the New Asatsu Shares as the same is defined in clause 1.1.20 of a Stock Purchase Agreement dated 3 August 1998 and entered into between Asatsu Inc. WPP Group plc and WPP International Holding BV (“the Stock Purchase Agreement”), in available funds, the principal sum of pounds sterling [            ] being the WPP Subscription Price in respect of the New WPP Shares as the same are defined in clauses 1.1.28 and 1.1.21 respectively of the Stock Purchase Agreement. This Promissory Note is issued in accordance with clauses 4.2 and 5.1.3 of the Stock Purchase Agreement.

We also agree to pay simple Interest in like money on the unpaid principal amount hereof from time to time at the rate of 6 per cent per annum from (but excluding) the said — day of — 1998 until such principal amount is paid in full (both before and after judgment).

This Promissory Note shall be held to the order of and for and on behalf of WPP Group plc by Anderson Mori in Tokyo, until full payment of the principal sum to a bank account to be designated by WPP namely — Bank plc of —, Account Number —, Bank Sort Code —, and any Interest due in accordance herewith, which payment will be deemed to have been made upon Anderson Mori receiving to its satisfaction confirmation from the bank in Japan nominated by Asatsu that funds have been transferred by it to the nominated bank of WPP in London.

SCHEDULE 6

PROMISSORY NOTE

(for use in relation to the allotment of the New WPP Shares as the same are referred to in the Stock Purchase Agreement)

[ ]	[ — 1998]

For value received, we, Asatsu Inc. unconditionally promise to pay WPP Group plc or to their order, on the — day of — 1998 in respect of which time shall be of the essence (being the fourth Business Day after the date of Completion with respect to the New Asatsu Shares as the same is defined in clause 1.1.20 of a Stock Purchase Agreement of today’s date and entered into between Asatsu Inc, WPP Group plc and WPP International Holding BV (“the Stock Purchase Agreement”), in available funds, the principal sum of pounds sterling [             ] being the WPP Subscription Price in respect of the New WPP Shares as the same are defined in clauses 1.1.28 and 1.1.21 respectively of the Stock Purchase Agreement. This Promissory Note is issued in accordance with clauses 4.2 and 5.1.3 of the Stock Purchase Agreement.

We also agree to pay simple Interest in like money on the unpaid principal amount hereof from time to time at the rate of 6 per cent per annum from (but excluding) the said — day of — 1998 until such principal amount is paid in full (both before and after judgment).

This Promissory Note shall be held to the order of and for and on behalf of WPP Group plc by Anderson Mori in Tokyo, until full payment of the principal sum to a bank account to be designated by WPP namely — Bank plc of —, Account Number —, Bank Sort Code —, and any Interest due in accordance herewith, which payment will be deemed to have been made upon Anderson Mori receiving to its satisfaction confirmation from the bank in Japan nominated by Asatsu that funds have been transferred by it to the nominated bank of WPP in London.

This Promissory Note may be assigned by WPP Group plc to any subsidiary or associated company of WPP Group plc, provided that notice in writing of any such assignment to the ultimate assignee shall be given to Asatsu Inc. within three business days of the date of such assignment but in no event later than three business days prior to said — day of — 1998. For the purpose of this Promissory Note, a business day shall mean a day when clearing banks are open for normal business in the City of London and Tokyo. This Promissory Note is issued in accordance with and is subject to the terms and conditions of the Stock Purchase Agreement.

This Promissory Note shall be governed by English law and we hereby submit to the jurisdiction of the English courts.

For and on behalf of
ASATSU INC.

SCHEDULE 7

UNDERTAKING WITH DAIWA

PARTIES:

(1)	WPP INTERNATIONAL HOLDING BV of Prins Alexanderplein 8, 3067 GC Rotterdam-Alexander (hereinafter referred to as “Subscriber”)

(2)	ASATSU INC. of 16-12, Ginza 7-chome, Chuo-ku, Tokyo, Japan 104-8172 (hereinafter referred to as “Issuer”)

(3)	THE DAIWA SECURITIES CO., LTD of 6-4, Ohtemachi, 2-chome, Chiyoda-ku, Tokyo (hereinafter referred to as “Listing Sponsor”)

The parties hereto hereby undertake under the regulations for restriction on the transfer of new shares issued for allocation to a third party or otherwise and the handling rules of the regulations set forth by the Tokyo Stock Exchange (hereinafter collectively referred to as the “Exchange”) with respect to 10,331,100 ordinary shares of ¥50 in the capital of Issuer to be issued on — 1998, which will be allotted by Issuer and acquired by Subscriber (hereinafter referred to as the “Shares”), as follows.

Article 1

Subscriber shall not transfer all or any of the Shares to any third party for a period of two years commencing from — 1998, which is the date of issue of the Shares.

Provided, however, that the above provision shall not apply if any of the following events occurs and Subscriber submits to Issuer in advance a document specifying its intention to transfer all or a part of the Shares due to the occurrence of such event:

1	material adverse change in the business or financial condition of Subscriber; or

2	when a reasonable person would deem it unavoidable to transfer all or a part of the Shares.

Article 2

1	In order to secure the performance of the preceding Article, Subscriber shall deposit the Shares with Listing Sponsor in the account of Subscriber for safe custody and shall not demand the return of the deposited Shares during the term set forth in the preceding Article.

Provided, however, that the above provision shall not apply if Subscriber submits to Issuer in advance a document demanding the return of all or a part of the Shares due to the occurrence of any of the following events and submits a copy of the document to Listing Sponsor:

(1)	when Subscriber transfers all or a part of the Shares in accordance with the proviso of the preceding Article; or

(2)	when Subscriber re-deposits all or a part of the Shares with a financial institution, etc, (including by the transfer of the occupancy in accordance with its instructions, hereinafter the same) to offer the same as collateral; or

(3)	when the performance of the undertaking to continuously hold the Shares Is sufficiently assured, such as by the re-deposit of all or a part of the share certificates representing the Shares by Subscriber to an account for safe custody opened with any other securities company or otherwise.

2	If Subscriber instructs a transfer of the occupancy of the Shares, the Shares will be treated as if the Shares had been returned to Subscriber.

Article 3

1	When Subscriber has transferred all or a part of the Shares, Subscriber shall immediately report to Issuer the name and address of the transferred party, number of transferred shares, date of transfer, transfer price, method of transfer, reason of transfer, etc in writing.

2	When all or a part of the Shares have been returned to Subscriber by Listing Sponsor, Subscriber shall immediately report to Issuer the number of returned Shares, the date of return, the reason for return, etc in writing.

3	When Subscriber re-deposits all or a part of the Shares, Subscriber shall immediately report to Issuer the name and address of the re-deposited party, number of re-deposited shares, date of re-deposit, reason for re-deposit, etc (when Subscriber offers the same as collateral, in addition to the above, including the name and address of the lender, amount of debt, purpose of use of debt, repayment date and reason for offering the collateral) in writing.

4	When Listing Sponsor has received a demand to return all or a part of the Shares to Subscriber or when Listing Sponsor has returned such Shares to Subscriber, Listing Sponsor shall immediately report to Issuer the number of shares so returned, date of return, etc, in writing.

5	When all or a part of the Shares has been re-deposited with the Listing Sponsor, Listing Sponsor shall immediately report to Issuer the number of the re-deposited Shares, date of re-deposit, etc, in writing.

6	When Issuer has received any of the reports pursuant to preceding five paragraphs of this Article, Issuer shall report immediately to the Exchange the detail of such return re-deposit the Shares, as the case may be, in writing.

7	Subscriber and Listing Sponsor hereby agree that Issuer shall report to the Exchange the details of the transfer or return or deposit of the Shares, as the case may be, and Subscriber, Issuer and Listing Sponsor hereby agree that the Exchange shall offer such details for public inspection.

Article 4

Charges for the deposit for safe custody of the share certificates representing the Shares shall be borne by Subscriber, as determined by Listing Sponsor.

Article 5

Subscriber and Listing Sponsor shall agree that Issuer shall submit a copy of these Undertakings to the Exchange immediately after the execution hereof and that the Exchange shall offer such copy for public inspection,

IN WITNESS WHEREOF, these Undertakings shall be executed in one original and, after execution by the parties hereto, Issuer shall retain the original, and Subscriber and Listing Sponsor shall each retain a copy thereof.

1998

Subscriber:	WPP International Holding BV Prins Alexanderplein 8 3067 GC Rotterdam-Alexander The Netherlands

Name:
Title:

Issuer:	Asatsu Inc. 16-12 Ginza 7-chome Chuo-ku, Tokyo

Name:
Title:

Listing Sponsor:	The Daiwa Securities Co. Ltd 6-4 Ohtemachi 2-chome Chiyoda-ku, Tokyo

Name:
Title:

SCHEDULE 8

SECURITIES TRUST AGREEMENT

(hereinafter referred to as the “Trustor”) and

(hereinafter referred to as the “Trustee”) have entered into this Securities Trust Agreement on                     19 under the following terms and conditions:

Article 1    Purpose of trust, etc.

1	The Trustor has transferred the securities listed at the end of this Agreement in trust to the Trustee for the purpose of their custody and management, and the Trustee has accepted the transfer of the securities for such purpose.

2	The Trustor may add other securities to the trust property with the consent of the Trustee.

Article 2    Beneficiary

The Trustor shall be the beneficiary under this trust entitled to its principal and earnings. The Trustor may not change the beneficiary.

Article 3    Term of trust

The term of the trust shall start on the date of execution of this Agreement and end on the expiry of one year from the date of execution of this Agreement, provided, however, that unless otherwise notified by the Trustor or the Trustee at the time of expiration, the term of the trust shall be extended for another one (1) year period, and the same shall apply to subsequent periods.

Article 4    Omission of notice of trust

With respect to the securities in trust, registration of trust or description or note of trust shall be omitted, unless the Trustor or the Trustee deems it necessary.

Article 5    Instructions regarding exercise of voting rights

With respect to the shares held by the Trustee as the trust property, if the shares represent 5% or less of the issued and outstanding shares of the issuing company, the Trustee shall exercise the voting rights with respect to such shares, and if the share represent more than 5% of the issued and outstanding shares of the issuing company, the Trustor shall instruct the Trustee as to the manner in which the Trustee will exercise the voting rights with respect to such shares.

Article 6    Principal and earnings of trust

1	The securities in trust, proceeds from redemption thereof, new shares issued upon allocation to the holder of the securities in trust and other property of a similar nature shall be the principal of the trust.

2	Dividends, interest and other property of a similar nature derived from the securities in trust end proceeds from the investment of cash held in trust shall be the earnings of the trust.

Article 7    Disposition of earnings, etc.

The dividends paid on the securities in trust and other earnings of a similar nature shall be paid to the beneficiary upon each occurrence.

Article 8    Disposition of proceeds of redemption, etc.

Proceeds from redemption of the securities in trust or other money of a similar nature shall be paid to the beneficiary upon each occurrence.

Article 9    Subscription for newly issued shares, etc.

1	The Trustee shall subscribe for or offer to purchase newly issued shares allocated to the holder of the securities in trust or other property of a similar nature only if at the request of the Trustee the Trustor provides the Trustee with the deposits, subscription money or other funds necessary to subscribe for or purchase the shares by the date designated by the Trustee. If the Trustor fails to provide the Trustee with such funds by the designated date, the Trustee shall not be liable for any loss of subscription rights or other damage.

2	The newly issued shares acquired pursuant to the preceding paragraph and any shares distributed without consideration shall constitute additional trust property hereunder; provided, however, that with respect to less than one (1) unit of shares, the Trustee shall sell or make a request for purchase of the same and pay to the beneficiary proceeds therefrom.

Article 10    Taxes and administration costs

1	The Trustor shall be requested to pay the taxes relating to the trust property and other costs necessary for the administration of the trust; provided, however, that the Trustee may request such payment out of the trust property.

2	If the Trustee pays costs for the administration of the trust in place of the Trustor, the Trustee will be entitled to interest at the rate of 14% per annum.

Article 11    Description of securities in trust

If there is any change to the securities in trust, it shall be noted at the end of this Agreement, and the seal shall be affixed thereto.

Article 12    Profit and loss accounting

1	The fiscal period of this trust shall be from July 1 of each year until the last day of June of the following year. The Trustee shall prepare a profit and loss accounting for this trust for each fiscal period and provide it to the beneficiary.

2	If the last day of a fiscal period falls on a non-banking day, the preceding banking day shall be the last day of the fiscal period.

Article 13    Remuneration of the Trustee

The remuneration of the Trustee shall be calculated based upon the average balance of the securities in trust during each fiscal period, at the rate of the aggregate amount of the face value (for securities with face value) or of the issue price (for securities without face value) multiplied by 10/1,000 per annum, plus the amount equivalent to the consumption taxes thereon, and shall be charged to the Trustor on the day following the last day of the fiscal period or on the termination date of the trust. If calculation is made for a period of less than one (1) year, the calculation shall be made based upon the actual number of days during the relevant period (1 year shall be deemed to be 365 days for this purpose). The Trustee may request payment of its remuneration out of the trust property.

Article 14    Cancellation of trust

This Agreement shall not be cancelled during the term hereof; provided, however, that if (i) the Trustor requests cancellation, (ii) the Trustee deems the cancellation acceptable, and (iii) consent of the third party is obtained under the “Memorandum Regarding Cancellation of Securities Trust” to be entered into among the Trustor, the Trustee and the third party separately herefrom, all or any part of this Agreement may be cancelled.

Article 15    Termination of trust

If this trust is terminated due to the expiration of the term of the trust or for any other reason, the Trustee shall prepare the final statement, and upon obtaining approval thereof, by the beneficiary, shall in principal deliver the trust property to the beneficiary in exchange for the receipt of the trust property on the day following the termination date; provided, however, that if registration of transfer, deletion of the description of trust or other procedures are necessary, the trust property shall be delivered after the completion of such procedures.

Article 16    Transfer and pledge

The beneficiary interest in this trust may not be transferred or pledged without the consent of the Trustee.

Article 17    Trustee’s duty of care and disclaimer

The Trustee shall not be liable for any damage to the trust property regardless of the cause thereof, unless the Trustee breaches its duty to use care to carry out the purpose of this trust.

Article 18    Notification of seal impressions

1	The Trustor and the beneficiary shall notify the Trustee of their respective seal impressions in advance.

2	If the Trustee with due diligence verifies the seal impression of the Trustor or the beneficiary affixed to a request or other document bearing the impression of a seal of which notice has been provided pursuant to the preceding paragraph, and delivers or otherwise handles the trust property upon such verification, the Trustee shall not be liable for any damage regardless of theft of the seal or other circumstances.

Article 19    Matters to be reported

In any one (1) of the following cases, the Trustor or the beneficiary shall immediately report to the Trustee and take the measures prescribed by the Trustee. The Trustee shall not be liable for any damage resulting from delay in taking such measures:

(1)	If this Agreement or the notified seal has been lost;

(2)	If the name, address or any other reported matter of the Trustor, the beneficiary or the agent or representative thereof has been changed;

(3)	If the Trustor or the beneficiary desires to change the notified seal; or

(4)	If any other event deemed substantial occurs regarding this Agreement.

Article 20    Remittance

The Trustee shall pay the amount payable pursuant to Articles 6, 7 and 8 hereof by remittance to an account at the financial institution designated by the Trustor.

Article 21    Governing Law and Arbitration

1	This Agreement and its interpretation shall be governed by Japanese law.

2	All disputes, differences or claims arising in connection with and/or in relation to this Agreement which the Parties are unable to settle between themselves shall be finally settled (subject to there being no manifest error in the making of the award by the arbitrators) in Tokyo, Japan and shall be binding in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association by a panel of 3 arbitrators one each to be appointed by Asatsu and WPP and the third to be appointed by agreement between the two appointed arbitrators or, in default of agreement between them, within 30 days of a request for a reference to arbitration, appointed in accordance with the said Rules. The arbitration shall be conducted in both the Japanese and English languages and any arbitrator appointed shall be fluent in both languages.

Article 22    Trust Agreement

This Agreement has been executed in two originals, and the Trustor and the Trustee have each retained one original hereof.

199
Trustor:

Trustee:

MEMORANDUM REGARDING CANCELLATION OF SECURITIES TRUST (DRAFT)

… (“Trustee”) … (“…”) and Asatsu Inc. (“Asatsu”) hereby agree as follows with respect to the trust arrangements between …, as trustor, and Trustee, relating to shares of stock issued by Asatsu and held by Trustee as trust securities.

1	…has agreed with Asatsu that it will not cancel, in whole or in part, the Securities Trust Agreement to be concluded between itself and Trustee, without Asatsu’s prior written consent, and Trustee has joined in this agreement.

2	… and Trustee have designated Asatsu as the third party who has the right to give consent to the cancellation provided for under Article 14 of the Securities Trust Agreement to be concluded between … and Asatsu, and Asatsu has consented to this designation.

3	The consent provided for in Article 14 of the Securities Trust Agreement shall be given through delivery by Asatsu to Trustee of a Notice prepared in the form attached hereto.

4	This agreement shall be effective with respect to any and all securities trust agreements relating to shares of stock issued by Asatsu that are concluded between … and Trustee.

In Witness of the foregoing this Memorandum is prepared in triplicate, each party retaining one copy.

Date:
(Address) Trustee

By
Name
Title

(Address)

By
Name
Title

(Address) Asatsu Inc.

By
Name
Title

NOTICE

TO:    Trustee

Dear Sirs

We hereby consent to the cancellation of the trust arrangements with respect to … shares of the shares issued by us, which shares you are holding and managing under trust for … pursuant to the Securities Trust Agreement dated … 199    .

Yours faithfully
Asatsu Inc.

Date:

Name
Position

SCHEDULE 9

BANK FORMS RELATING TO THE PLEDGE

REQUEST FORM FOR APPROVAL OF CREATION OF PLEDGES

To: The Bank of Tokyo-Mitsubishi, Ltd

Deposits with your Bank … branch	Total: ¥ …

(Details of Deposits)

Kind	Account No/Deposit No.	Deposit date	Payment date	Amount	Account holder
¥
¥
¥
Total	units			¥

We hereby request with our joint signatures that your Bank approve that we have created the pledges on the deposits with your Bank as the collateral for any and all obligations that the pledgor owes to the pledgee.

… 199

Address:

Pledgor:	[Filed seal]
(Depositor)

Address:

Pledgee:	[Seal]

(Space below for the Bank use)

(Bank copy of written consent to be attached)

PLEDGE TERMINATION NOTICE

… 199

To:     The Bank of Tokyo-Mitsubishi, Ltd

Address:

Pledgee:	[Seal]

Address:

Pledgor:	[Filed seal]
(Depositor)

We hereby inform you, together with the Written Consent to Creation of the Pledge and the related deposit certificates/passbooks, all of which were issued by you Bank, that we have terminated the pledges on the following deposits with your Bank’s … Branch that were created with the approval of your Bank on … 199    .

We request that your Bank take appropriate procedure specified by your Bank.

For the avoidance of doubt, even if any incident occurs hereafter with respect hereto, we shall be solely responsible therefor and hold your Bank harmless in all respects.

Particulars:

(Details of Deposits)

Kind	Account No/Deposit No.	Deposit date	Payment date	Amount	Account holder
¥
¥
¥
Total	units			¥

(Details at the time of creation of the initial pledges)

Exhibit No. 1

Provisions Ensuring Maintenance of Maximum Permitted Holding

Except as expressly authorised by written agreement, the Parties agree not to take any action which may cause the holdings of the WPP Group (“WPP”) of Asatsu Shares (the “Holdings”) to drop below or rise above the Maximum Permitted Holding (the “MPH”). Specifically, the Parties agree that in each of the circumstances below the parties will take the corresponding actions prescribed below in order to insure that the Holdings remain equal to the MPH.

(a)	Rights to receive issue. If Asatsu grants to WPP along with other existing shareholders in Asatsu, the “pre-emptive rights to subscribe for new shares” under Article 280-2(5) of the Commercial Code of Japan then WPP will simply exercise such right and receive the allotment of new shares to which WPP is entitled under law. However, if because of the failure of other shareholders to exercise such rights, WPP’s exercise of such rights causes the Holdings to increase above the MPH, then the Holdings in excess of the MPH (“the Excess Shares”) will be held under the provisions of paragraph (B) of Exhibit 2.

(b)	Public offering. If Asatsu makes a public offering of Asatsu Shares, Asatsu will ensure that WPP is allotted the number of Asatsu Shares which will make the Holdings equal to the MPH after the public offering is completed, and WPP will subscribe for such Shares.

(c)	Third-party allotment. If Asatsu allots new Asatsu Shares to any third party, Asatsu will ensure that WPP is allotted the number of Asatsu Shares which will make the Holdings equal to the MPH after the third-party allotment is completed, and WPP will subscribe for such Shares.

(d)	Issue of new shares in connection with merger. If the issuance of new Asatsu shares pursuant to a merger involving Asatsu causes the Holdings to drop below the MPH, then Asatsu will make a third-party allotment to WPP of the number of Asatsu Shares which will make the Holdings equal to the MPH after the merger is completed, and WPP will subscribe for such Shares. Provided, however, that if the number of shares issued in connection with the merger is less than five percent of the total shares of Asatsu, then Asatsu may in its sole discretion decide not to make a third-party allotment to WPP, in which case WPP will have the right after the merger to purchase Asatsu Shares on the Tokyo Stock Exchange sufficient to bring the Holdings up to the MPH.

(e)	Stock options (by a pre-emptive right method). Asatsu will keep WPP informed from time to time of the nature and quantity of all stock options issued by Asatsu and the number of new Asatsu Shares anticipated to be issued by the end of the then-current fiscal year of Asatsu as a result of exercise of the options. In anticipation of the issue of such new Asatsu Shares, WPP will purchase such Asatsu Shares on the Tokyo Stock Exchange as are necessary to bring its Holdings up to the MPH.

(f)	Exercise of warrants and convertible bonds. If Asatsu issues any new warrants or new convertible bonds after the execution of the Stock Purchase Agreement, Asatsu will ensure that WPP is allotted 20 percent of each such issue and WPP will purchase such bonds. Asatsu will keep WPP informed from time to time of the number of new Asatsu Shares anticipated to be issued by the end of the then-current fiscal year of Asatsu as a result of the exercise of such warrants or convertible bonds, and WPP will exercise Its warrants or convertible bonds to the extent necessary to bring its Holdings up to the MPH.

(g)	Redemption. If Asatsu undertakes a redemption of shares, then WPP will be entitled and required either at its discretion to (a) participate in the redemption to the extent necessary to ensure that its Holdings remain at the MPH, if such participation is legally allowable, or (b) hold any Excess Shares in accordance with the provisions of paragraph (B) of Exhibit 2.

Subject to clause 6.8 and clause 6.9 of the Stock Purchase Agreement except as provided for more specifically above, WPP (a) to the extent that its Holdings are greater than the MPH at the close of any fiscal year of Asatsu (including, but not limited to increases in its Holdings above the MPH as a result of exercise of its rights under (a) or (f) above, will hold such Excess Shares in accordance with the provisions of paragraph (B) of Exhibit 2; and (b) to the extent that its Holdings are Iess than the MPH, will purchase such additional shares on the Tokyo Stock Exchange, as are necessary to bring its Holdings up to the MPH.

If WPP elects not to implement any procedures set forth above to maintain its Holdings at the level of the MPH, or if WPP is required or permitted to dispose of any of Its Holdings pursuant to an agreement between WPP and Asatsu and if as a result of such disposal the Holdings drop below the MPH, then Asatsu shall be released from its obligation to implement any procedures set forth whose purpose is to enable WPP to maintain its Holdings at the level of the MPH.

Exhibit No. 2

Means by Which WPP Will Dispose of Asatsu Shares

(A)	If pursuant to an agreement between any member of the WPP Group (“WPP”) and Asatsu entered into or existing at the date of this Exhibit, WPP is at any time entitled to or obliged to dispose of Asatsu Shares, the following provisions will apply. Upon the giving of a Notice of an intention to dispose of any Asatsu Shares or the triggering of a requirement that WPP dispose of any Asatsu Shares:

(1)	for 180 days following the giving of such a notice or the triggering of such requirement, Asatsu and/or its nominee shall have the right to redeem or purchase any or all of such Asatsu Shares at such time and at such price as WPP shall in writing approve and Asatsu and/or its Nominee will use their respective reasonable endeavours to procure the redemption or purchase of Asatsu Shares as provided for in this sub-paragraph (1);

(2)	if upon the expiration of the 180 day period specified at (1) WPP has not approved the disposal of such Asatsu Shares for any reason then for the next following 185 days Asatsu and/or its nominee will have the right to redeem or purchase any or all of such Asatsu Shares at the Average Asatsu Share Price as defined in the attached Stock Purchase Agreement (except that the period of 30 continuous Business Days shall terminate 2 Business Days immediately prior to the date of such redemption or purchase); and

(3)	upon the expiration of the 365-day period referred to in subparagraphs (1) and (2) above, which period Asatsu may not waive without approval of WPP then WPP will sell promptly any such Asatsu Shares (which have not been redeemed or purchased pursuant to subparagraphs (1) and (2) above) through a sale or sales on the Tokyo Stock Exchange to members of the general public. All such sales shall be effected through the firm of stockbrokers designated by Asatsu for such purpose and will comply with Asatsu’s requirements so as to preserve an orderly and stable market in Asatsu Shares. WPP shall be entitled to stipulate the price for such sales which price, however, shall not exceed the Average Asatsu Share Price for the 30 continuous Business Days ending immediately prior to the giving of the instruction to the stockbrokers. For the avoidance of doubt, however, nothing in this sub-paragraph (3) shall prevent WPP from obtaining or accepting a higher price, should one be available, as long as it does not stipulate such higher price.

(B)	As an alternative to disposing of Asatsu Shares in accordance with subparagraph (A) above, WPP may if permitted under the provisions of the Stock Purchase Agreement or of the Shareholders Agreement enter into a Securities Trust Agreement substantially in the form of Schedule 8 with a trust bank in Japan to be nominated by Asatsu and approved by WPP (whose approval shall not be unreasonably withheld), the effect of which Securities Trust Agreement will be that WPP may not exercise, nor give any instruction to the trust bank with respect to the exercise of, any voting rights attributable to such Asatsu Shares, provided that WPP will retain the economic benefit of such Asatsu Shares (including the right to dividends) and that WPP may at any time dispose of such Asatsu Shares through sale as provided in subparagraph (A) of this Exhibit. In the Event WPP wishes to terminate the provisions of the Securities Trust Agreement, it shall first obtain the written approval of Asatsu (which shall not be unreasonably withheld or delayed).

(C)	Means by which Asatsu will Dispose of WPP Shares

The provisions of (A) above shall apply in the same manner to Asatsu, if Asatsu is at any time entitled to or obliged to dispose of WPP Shares except in (A) above the word “Asatsu” shall be replaced by the word “WPP” and the word “WPP” shall be replaced by the word “Asatsu”. The provisions of (A) above shall therefore apply mutatis mutandis to this paragraph (C).